Exhibit (a)(1)

CERTIFICATE OF TRUST

OF RTW Biotech Growth Fund

(a Delaware Statutory Trust)

This Certificate of Trust of RTW Biotech Growth Fund (the “Trust”), dated as of June 30, 2026, is being duly executed and filed on behalf of the Trust by the undersigned as the trustee of the Trust for the purpose of forming a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed by this Certificate of Trust is “RTW Biotech Growth Fund”.

2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware 19808. The name of the Registered Agent of the Trust for service of process at such location is Corporation Service Company.

3. REGISTERED INVESTMENT COMPANY. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Darshan Patel
Darshan Patel
As a trustee and not individually